Tompkins Financial Corporation 8-K

Exhibit 10.2

FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

AGREEMENT made this 10th day of October,2008, by and between LEESPORT FINANCIAL CORP. n/k/a VIST FINANCIAL CORP., a Pennsylvania business corporation having a place of business at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610 ("Company"),  LEESPORT BANK n/k/a VIST BANK, a state banking institution having a place of business at 1240 Broadcasting Road, Wyomissing, Pennsylvania 19610 ("Company"), and ROBERT D. DAVIS, an adult individual residing at 42 Rosewood Lane, Malvern, Pennsylvania ("Executive").

WITNESSETH:

WHEREAS, Company, Bank, and Executive are presently parties to an employment agreement, dated September 19, 2005 (the "Employment Agreement").

WHEREAS, the parties desire to amend the Employment Agreement to comply with section 409A of the Internal Revenue Code of 1986, as amended, by executing this document (the "First Amendment").

NOW, THEREFORE, the parties, intending to be legally bound hereby, further agree as follows:
I.  Section 3(d) of the Employment Agreement is amended and restated in its entirety to read as follows-

(d) Notwithstanding the provisions of Section 3(a) of this Agreement, this Agreement shall terminate automatically 90 days following Executive's total disability as defined and determined under the long term disability policy referenced in Section 4(f) ("Disability") and Executive's rights under this Agreement shall cease as of the date of such termination; provided, however, that, if Executive’s employment is terminated for Disability after a Change in Control, as defined in Section 5(b) of this Agreement, Executive shall nevertheless be absolutely entitled to receive all of the compensation and benefits provided for in, and for the term set forth in, Section 6 of this Agreement. Payment of Disability benefits, or a written acknowledgement from the insurance carrier that Disability benefits are payable (without regard to waiting or eligibility periods), under the long term disability policy referenced in Section 4(f) shall be deemed to be a conclusive determination of Disability.

2. Section 4(g) of the Employment Agreement is amended and restated in its entirety to read as follows-

(g) Stock Options. Concurrently with the execution of this Agreement, Leesport shall grant Employee incentive stock options (the "Options") to purchase fifty thousand (50,000) shares of common stock of Leesport (the "Common Stock") under Leesport's stock option plan existing on the date of this Agreement. The exercise price of the Options shall equal the fair market value of the Common Stock (as defined in the option plan) as of the grant date. The Options shall be subject to a three (3) year vesting provision, with one-third (1/3) of the total number of Options vesting on September 19, 2006, one-third (1/3) of the total number of Options vesting on September 19, 2007, and one-third (1/3) of the total number of Options vesting on September 19, 2008. The Options shall provide for a term of ten (10) years and shall otherwise be subject to the terms and conditions of Company's stock option plan. As permitted by Company's stock option plan, the option agreement evidencing grant of the Options shall provide that (i) vesting of the Options shall automatically accelerate in the events that Executive's employment is terminated involuntarily other than for Cause or Disability, or Executive terminates his employment voluntarily for Good Reason, (ii) Executive shall have three (3) months following termination of employment to exercise such Options in the events that Executive's employment is terminated involuntarily other than for Cause or Disability, or Executive terminates his employment voluntarily for Good Reason, but in no event later than the expiration date specified in the stock option agreement and (iii) Executive, or Executive's estate or qualified personal representatives, as the case may be, shall have 12 months following termination of employment to exercise Options vested at the date of termination of employment in the event that Executive's employment is involuntarily terminated for Disability or in the event of Executive's death, but in no event later than the expiration date specified in the stock option agreement.

3.   Section 6(a)(i) of the Employment Agreement is amended and restated in its entirety to read as follows-

(i)  Company and Bank shall pay (or cause to be paid), in the aggregate, to Executive in cash, within thirty (30) days following termination, lump sum amount equal to two (2.0) multiplied by the highest annualized base salary paid or payable to Executive at any time during the three (3) years preceding such termination (including the year in which termination occurs); and

4.   Section 6(a)(ii) of the Employment Agreement is amended and restated in its entirety to read as follows-

(ii)  for a period of twenty-four (24) months following termination, the Executive shall be entitled to continued participation in Company's health and other welfare benefit plans; provided, however, that, if the Executive is not permitted to participate in any of such plans in accordance with the administrative provisions of those plans and applicable federal and state law, Company and Bank shall, within thirty (30) days following the date of termination, pay (or cause to be paid) to Executive in cash, lump sum amount equal to the after tax cost to Executive to obtain substantially similar benefits.

5. Section 7(b) of the Employment Agreement is amended and restated in its entirety to read as follows-

(b)  In the event that Executive's employment terminates voluntarily for Good Reason (as defined in this subsection) and no Change in Control shall have occurred at the date of termination; Company and Bank shall continue to pay (or cause to be paid) Executive's monthly base salary in effect on the date of termination for a period of 12 months.  For purposes of this subsection, "Good Reason" shall mean the occurrence of any of the following without Executive's consent:  (i) a material adverse change in Executive's title, job description, or duties (including a change resulting from the assumption by Company's Chairman of the Board of Directors of an active role in the day to day operations of Company or Bank); (ii) a material reduction in Executive's base salary; or (iii) a material breach of this Agreement by Company or Bank, which breach is not cured within 15 days of written notice from Executive to Company and Bank. Notwithstanding the foregoing, any amounts payable upon a Good Reason  termination under  this Section shall  be paid only if the Executive: (i) within  ninety (90) days of the occurrence of any of the foregoing conditions, resigns from employment by delivering a notice in writing to the Company and the Bank, and the Company and the Bank, as the case may be, fails to cure such condition within  thirty (30) days of such notice; and (ii) actually terminates employment within two (2) years following the initial existence of the condition giving rise to Good Reason.

6. Section 7(c) of the Employment Agreement is amended and restated in its entirety to read as follows-

(c)  In addition to the continued compensation to Executive provided by Section 7(a) or 7(b), as applicable, Executive shall be entitled to continued participation in Company's  health and other welfare benefit plans during the period in which Executive is receiving continued compensation in accordance with Section 7(a) or 7(b), as applicable; provided, however, that, if Executive is not permitted to participate in any of such plans in accordance with the administrative provisions of those plans and applicable federal and state law, Company and Bank shall, within  thirty (30) days following the date of termination, pay (or cause to be paid) to Executive in cash, lump sum amount equal to the after tax cost to Executive to obtain substantially similar benefits.

  7.   A new Section 7(f) is added to the Employment Agreement, reading as follows-

(f) Any payments made pursuant to this Section 7, to the extent of payments made from the date of termination of Executive's employment through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the "short-term deferral" rule set forth in Treas. Reg.  §1.409A-l(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)  made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-l(b)(9)(iii), to the maximum extent permitted by said provision.  Notwithstanding the foregoing, if the Company or Bank determines that any other payments hereunder fail to satisfy the distribution requirement of Code Section 409A(a)(2)(A), the payment of such benefit shall be delayed to the minimum extent necessary so that such payments are not subject to the provisions of Code Section 409A(a)(l).

8.   Section 8 of the Employment Agreement is amended and restated in its entirety to read as follows-

8. Potential Additional Termination Benefit.  In the event that the amounts and benefits payable under Sections 6 or 7 this Agreement, when added to other amounts and benefits which may become payable to the Executive by Company or Bank, are such that Executive becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Company shall pay Executive such additional amount or amounts as will result in the Executive's retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount the Executive would have retained had the initially calculated payments and benefits been subject only to income and employment taxation.  For purposes of the preceding sentence, the Executive shall be deemed to be subject to the highest marginal federal, state, local and (if relevant) foreign tax rates.  All calculations required to be made under this subsection shall be made by Company's independent public accountants, subject to the right of the Executive's representatives to review the same.  All such amounts required to be paid shall be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled shall be paid or reimbursed no later than fifteen (15) days following confirmation of such amount by Company's independent accountants, but in no event later than the taxable year next following the taxable year in which the Company or the Executive (as applicable) remits the related taxes. In the event that any amounts paid hereunder by Company are subsequently determined to be in excess of the amounts owed because estimates were required or otherwise, the Executive will reimburse Company to correct the error upon written notice from Company, together with written confirmation of the same by Company's independent accountants, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed).  In the event that any amounts paid hereunder by Company are subsequently determined to be less than the amounts owed (or paid later than when due) for any reason, Company will pay to the Executive the deficient amount, together with (i) interest at the greater of the above-referenced rate or the interest he is required to pay taxing authorities plus (ii) any penalties assessed against the Executive by such authorities.  Prior to its payment to the Executive, Company shall be entitled to request the delivery of proof (by calculations made by the Executive's accountant or, in the case of tax assessments, the Executive's delivery of copies of such assessments) of the underpaid amounts and any interest or penalties assessed by taxing authorities.  The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

9. A new Section 20 is added to the Employment Agreement, reading as follows-

Six-Month Delay for Specified Employees. Notwithstanding anything herein to the contrary, if a payment or benefit under this Agreement is considered to be a deferral of compensation subject to Code Section 409A and Executive is deemed to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of Executive's "separation from service" (as such term is defined in Treas. Reg. § 1.409A l(h)), or (ii) the date of Executive's death (the "Delay Period"). As soon as practicable following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefore were paid by Executive, Executive shall pay the full costs of premiums for such welfare benefits during the Delay Period and Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during the Delay Period within thirty (30) days after the conclusion of such Delay Period.

10. A new Section 21 is added to the Employment Agreement, reading as follows-

Separation from Service. Notwithstanding the foregoing, and anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment shall be subject to satisfaction of the condition precedent that the Executive undergo a "separation from service" within the meaning of Treas. Reg.§ 1.409A-l(h) or any successor thereto.

IN WITNESS WHEREOF, the parties have executed this First Amendment, or caused it to be executed, on October 10, 2008.

LEESPORT FINANCIAL CORP. nlk/a VIST FINANCIAL CORP.

By: /s/ Alfred J. Weber
Alfred J. Weber Chairman
“Company”

LEESPORT BANK n/k/a VIST BANK

By: /s/ Alfred J. Weber
Alfred J. Weber Chairman
“Bank”

Witness:	/s/ Robert D. Davis
"Executive"
/s/ Jenette L. Eck